                                                                       EXHIBIT 2





                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG


                 SARA LEE CORPORATION, A MARYLAND CORPORATION,

                   PYA/MONARCH, INC., A DELAWARE CORPORATION,

               FRIGID FREEZE FOODS, INC., A DELAWARE CORPORATION,

               PYA GENERAL PARTNER CORP., A DELAWARE CORPORATION,

               PYA LIMITED PARTNER CORP., A DELAWARE CORPORATION,

           L.M. SANDLER & SONS, INCORPORATED, A VIRGINIA CORPORATION,

             SANDLER LIMITED PARTNER CORP., A VIRGINIA CORPORATION,

             SANDLER GENERAL PARTNER CORP., A VIRGINIA CORPORATION,

                               STEVEN B. SANDLER,

                               ARTHUR B. SANDLER,

                             SHERI C. SANDLER, AND

            CONSOLIDATED FOODSERVICE COMPANIES LIMITED PARTNERSHIP,
                         A DELAWARE LIMITED PARTNERSHIP





                                October 11, 1994

                               TABLE OF CONTENTS


SECTION 1.  THE CLOSING; ACQUISITION OF LMS SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1A.  Acquisition Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1B.  Acquisition Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
      1C.  Allocation of SLC Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
      1D.  The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

SECTION 2.  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
      2A.  Confidential Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
      2B.  Forced Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SLC . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
      3A.  Organization and Corporate Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
      3B.  Authorization; Binding Effect; No Breach   . . . . . . . . . . . . . . . . . . . . . . . . . .    5
      3C.  SLC Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
      3D.  Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
      3E.  Reorganization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
      3F.  Investment Purpose   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
      3G.  SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
      3H.  Accuracy on Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF THE LMS SHAREHOLDERS . . . . . . . . . . . . . . . . . . .    7
      4A.  Organization; Capacity and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
      4B.  Authorization; Binding Effect; No Breach   . . . . . . . . . . . . . . . . . . . . . . . . . .    7
      4C.  Capital Stock and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
      4D.  Absence of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
      4E.  Absence of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
      4F.  Investment Purpose   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
      4G.  Certain Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
      4H.  Investor Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
      4I.  Accuracy on Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SECTION 5.  ACCESS TO RECORDS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

SECTION 6.  SURVIVAL AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
      6A.  Survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . .   12
      6B.  Indemnification Obligations of the LMS Shareholders  . . . . . . . . . . . . . . . . . . . . .   12
      6C.  Indemnification Obligations of SLC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
      6D.  Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
      6E.  Form of Indemnification Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

SECTION 7.  CONDITIONS TO THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
      7A.  Conditions of SLC's Obligation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
      7B.  Conditions of the LMS Shareholders' Obligation   . . . . . . . . . . . . . . . . . . . . . . .   18
      7C.  No Other Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

SECTION 8.  OTHER COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19





                                      (i)

      8A.  HSR; Satisfaction of Closing Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
      8B.  Operation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
      8C.  Washington Beef Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
      8D.  Disposition of Non-Partnership Related Assets  . . . . . . . . . . . . . . . . . . . . . . . .   21
      8E.  Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
      8F.  Notice by LMS Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      8G.  Notice by SLC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      8H.  Transaction Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      8I.  Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      8J.  Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      8K.  Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      8L.  Transfer of Restricted Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      8M.  Pre-Closing Termination of Certain Affiliate Agreements  . . . . . . . . . . . . . . . . . . .   24
      8N.  Use of Sandler Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
      8O.  Bank Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
      8P.  Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
      8Q.  Certain Deliveries at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
      8R.  Antidilution Provision   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
      8S.  Registration of SLC Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
      8T.  Listing of SLC Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      8U.  Tax Responsibility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      8V.  Conduct of Business on Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
      8W.  Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
      8X.  No Impairment of Current Indemnification Rights  . . . . . . . . . . . . . . . . . . . . . . .   31

SECTION 9.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
      9A.  Additional Defined Terms   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
      9B.  Other Definitional Provisions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

SECTION 10.  OTHER AGREEMENTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
      10A.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
      10B. Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
      10C. Consent to Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
      10D. Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
      10E. Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
      10F. Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
      10G. Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
      10H. Severability of Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
      10I. Schedules and Exhibits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
      10J. Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
      10K. Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
      10L. Special Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
      10M. No Impact on Other Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
      10N. No Third-Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
      10O. Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
      10P. Merger and Integration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41





                                      (ii)

                                LIST OF EXHIBITS

Exhibit A  -     Form of Consulting Agreements
Exhibit B  -     Indemnification Agreement
Exhibit C  -     Form of Employment Agreements
Exhibit D  -     Form of Partnership Agreement Amendment
Exhibit E  -     Form of Benefit Plan Amendment
Exhibit F  -     Property Description
Exhibit G  -     Property Description


                          LIST OF DISCLOSURE SCHEDULES

Consents Schedule
Capitalization Schedule
Affiliate Agreement Schedule





                                     (iii)

                      AGREEMENT AND PLAN OF REORGANIZATION


           THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into this 11th day of October, 1994 by and among Sara Lee Corporation, a Maryland corporation ("SLC"), PYA/Monarch, Inc., a Delaware corporation ("PYA"), Frigid Freeze Foods, Inc., a Delaware corporation ("FFI"), PYA General Partner Corp., a Delaware corporation ("PYA GP"), PYA Limited Partner Corp., a Delaware corporation ("PYA LP"), L.M. Sandler & Sons, Incorporated, a Virginia corporation ("LMS"), Sandler Limited Partner Corp., a Virginia corporation ("LMS LP"), Sandler General Partner Corp., a Virginia corporation ("LMS GP," and together with LMS LP, the "LMS Subsidiaries"), Steven B. Sandler, Arthur B. Sandler and Sheri C. Sandler (Steven B. Sandler, Arthur B. Sandler and Sheri C. Sandler are collectively the "LMS Shareholders"), and Consolidated Foodservice Companies Limited Partnership, a Delaware limited partnership (the "Partnership"). SLC, PYA, FFI, PYA GP and PYA LP are referred to herein collectively as the "SLC Parties." LMS, LMS GP, LMS LP and the LMS Shareholders are referred to herein collectively as the "LMS Parties." The SLC Parties, the LMS Parties and the Partnership are referred to collectively herein as the "Parties." Certain capitalized terms which are used herein are defined in Section 9 below.

           WHEREAS, the LMS Shareholders own all of the outstanding capital stock of LMS;

           WHEREAS, LMS owns all of the outstanding capital stock of LMS GP and LMS LP;

           WHEREAS, SLC indirectly owns all of the outstanding capital stock of PYA;

           WHEREAS, PYA owns all of the outstanding capital stock of PYA GP and FFI;

           WHEREAS, PYA and FFI own all of the outstanding capital stock of PYA LP;

           WHEREAS, LMS GP, LMS LP, PYA GP and PYA LP collectively own all of the issued and outstanding partnership interests of the Partnership; and

           WHEREAS, the parties hereto desire to enter into a transaction pursuant to which SLC will acquire from the LMS Shareholders and the LMS Shareholders will transfer to SLC all of the issued and outstanding capital stock of LMS (the "LMS Shares") in exchange for shares of common stock, $1.33 1/3 par value per share, of SLC (the "SLC Common Stock"), with the intent that each of such transactions qualify as a "reorganization" within the meaning of Section 368 (a) (1) (B) of the Internal Revenue Code of 1986, as amended (the "Code").

           NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:


SECTION 1.  THE CLOSING; ACQUISITION OF LMS SHARES.

           1A.   ACQUISITION GENERALLY.  At the Closing: (i) SLC shall acquire from the LMS Shareholders, and the LMS Shareholders shall convey, assign, transfer, and deliver to SLC, all of the LMS Shares free and clear of any Lien and (ii) and the LMS Shareholders shall acquire from SLC, and SLC shall issue and deliver to the LMS Shareholders, the SLC Shares, free and clear of any Lien.

           1B.   ACQUISITION CONSIDERATION.  As consideration for the
Acquisition, SLC shall transfer to the LMS Shareholders a number of shares of SLC Common Stock equal to the sum of (i) 2,362,117 shares and (ii) the quotient of (x) the Allocable Earnings (as defined below) divided by (y) $22.4375 (collectively, as adjusted in accordance with the provisions of Section 8R below, the "SLC Shares"). "Allocable Earnings" means the lesser of (i) 30% of the pre-tax net income of the Partnership from July 1, 1994 to the date that is three business days prior to the Closing Date (but not less than zero) or (ii) $2.991 million. The initial calculation of Allocable Earnings shall be made by SLC in good faith based on the financial statements and books and records of the Partnership and in accordance with the past practice of the Partnership. Without limiting the generality of the foregoing, the amount of Allocable Earnings shall be increased if necessary to eliminate any impact on Allocable Earnings which results from changes in the organization, financing or operations of the Partnership after the date of this Agreement that are not consistent with past practice of the Partnership; provided that in no event shall Allocable Earnings exceed $2.991 million. SLC shall deliver to the LMS Shareholders a statement setting forth its calculation of Allocable Earnings, as of the most recent month-end, at least 15 days prior to the Closing Date.
If requested by the LMS Shareholders, SLC shall promptly meet with the LMS Shareholders (or their representatives) prior to the Closing to review and discuss the calculation of Allocable Earnings. The definitive amount of Allocable Earnings shall be as mutually agreed by SLC and the LMS Shareholders prior to Closing, or if such Parties do not agree within two business days prior to the Closing, by the Partnership's independent public accountants whose determination thereof shall be final and binding on the Parties in the absence of manifest error.

           1C. ALLOCATION OF SLC COMMON STOCK. The SLC Shares issued to the LMS Shareholders pursuant to Section 1B shall be allocated among the LMS Shareholders in proportion to the number of LMS Shares held by each of the LMS Shareholders at the Closing (determined after giving effect to any LMS Shares redeemed by LMS pursuant to the Disposition (as defined in Section 8D below)), as set forth in an Officer's Certificate of LMS delivered to SLC at least 5 business days prior to the Closing; and such SLC Shares shall be registered in the name of each such Person or his or her designee.

           1D.   THE CLOSING.  Subject to the satisfaction or waiver of each of the conditions specified in Sections 7A and 7B below, the closing of the acquisition of the LMS Shares by SLC and the acquisition of the SLC Shares by the LMS Shareholders (collectively, the "Acquisition") and the transactions relating thereto (collectively, the "Closing") will take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, commencing at 10:00 a.m. local time on May 1, 1995 (or, if later, the fifth business day following satisfaction or waiver of the conditions specified in paragraphs
(ii), (iii) and (iv) of Section 7A and paragraph (ii) of Section 7B below). In the event that the conditions specified in Section 7A and Section 7B are satisfied prior to May 1, 1995, the LMS Shareholders may elect (upon 10 business days prior written notice to SLC) to cause the Closing to occur on a date prior to May 1, 1995. The date and time of the Closing are referred to as the "Closing Date." At the Closing:

               (i) SLC will deliver to the LMS Shareholders stock certificates representing the SLC Shares registered in the name of each such Person or his or her designee;

              (ii) the LMS Shareholders will deliver to SLC the stock certificates representing all of the LMS Shares then outstanding, endorsed in blank or accompanied by duly executed assignment documents and signature guarantees;

             (iii) each of Steven S. Sandler, Arthur B. Sandler and Sheri C. Sandler (and, if mutually agreed by SLC and LMS, each of Samuel Sandler and Reba Sandler) will enter into a consulting agreement with SLC in the form attached as Exhibit A to this Agreement (the "Consulting Agreements");

               (iv) the first payments due under the Consulting Agreements will be made by SLC; and

                (v) SLC will deliver to the LMS Shareholders a certificate, executed by SLC, repeating as of the Closing the statements set forth in
      Section 3E.

SECTION 2.  CONFIDENTIALITY.

           2A.   CONFIDENTIAL TREATMENT.  From and after the date of this
Agreement, the LMS Shareholders will (and will use their reasonable best efforts to cause each of their Affiliates to) treat and hold as confidential all information concerning the conduct, affairs or operations of the businesses of the Partnership (subject to the following sentence, the "Confidential Information"), refrain from using any Confidential Information and, at SLC's request, deliver to SLC or destroy all tangible embodiments (and all copies) of any Confidential Information which are in the LMS Shareholders' or any such Affiliate's possession (except that the LMS Shareholders may retain Confidential Information to the extent such information is contained in information or reports primarily relating to the consolidated or overall operations of LMS); provided that the LMS Shareholders may disclose the results of the operations of the Business and other information to the extent necessary to permit the LMS Shareholders to file any required tax return or comply with any legal obligation or otherwise to address in a commercially reasonable manner matters relating to the Partnership or the Business prior to the Closing. This Section 2A will not apply to any information which is generally available to the public or those in the foodservice distribution business (other than by reason of any disclosure by the LMS Shareholders or an Affiliate of the LMS Shareholders in breach of this Section 2A) prior to the time of disclosure, and such information shall not be considered Confidential Information.

           2B. FORCED DISCLOSURE. If any of the LMS Shareholders or any Affiliate of any of the LMS Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or other similar process) to disclose any Confidential Information, such LMS Shareholder will notify SLC promptly after such LMS Shareholder becomes aware of such request or requirement so that SLC may seek an appropriate protective order or waive compliance with the provisions of this Section 2B. If any LMS Shareholder or any Affiliate of an LMS Shareholder, on the advice of counsel, is required (or permitted hereunder) to disclose any Confidential Information to any Government Entity or other Person, such LMS Shareholder will use its reasonable best efforts to ensure that such disclosure is limited to such Confidential Information which is so required to be disclosed and obtain an order or other assurance (or, at SLC's option, cooperate with SLC if it wishes to seek an order or other assurance) that confidential treatment will be accorded to any such Confidential Information disclosed.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SLC. As a material inducement to the LMS Shareholders to enter into this Agreement and to transfer the LMS Shares, SLC hereby represents and warrants that:

           3A.   ORGANIZATION AND CORPORATE POWER.  SLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. SLC has the requisite corporate power and authority necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party.

           3B.   AUTHORIZATION; BINDING EFFECT; NO BREACH.  Each SLC Party's
execution, delivery and performance of each Transaction Document to which such Person is a party has been duly authorized by such Person. Each Transaction Document to which each SLC Party is a party constitutes a valid and binding obligation of such Person which is enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). The execution, delivery and performance by each of the SLC Parties of the Transaction Documents do not and will not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Government Entity pursuant to, the charter or bylaws of the SLC Parties or any agreement, instrument, or other document, or any Legal Requirement to which the SLC Parties or any of their assets is subject; except (A) any requirements of the HSR Act and (B) the filing (if deemed appropriate by SLC) of a Form D pursuant to Regulation D of the SEC. As of the date of this Agreement, SLC does not have any reason to believe that the waiting period required by the HSR Act in connection with the Acquisition will not expire or be terminated on or before May 1, 1995.

           3C.   SLC SHARES.  Upon the issuance and delivery of the SLC Shares in accordance with this Agreement, such SLC Shares will constitute legally and validly authorized and issued, fully paid and nonassessable shares of SLC Common Stock, free and clear of any Lien and no stockholder of SLC will have any preemptive right of subscription or purchase in respect thereof.

           3D. BROKERAGE. There is no claim, or any basis for the assertion of any claim, for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement or agreement made or entered into, or other action taken by, SLC or any of its Affiliates.

           3E. REORGANIZATION. SLC intends the Acquisition to qualify as a tax-free reorganization described in Section 368(a)(1)(B) of the Code. SLC has no present plan or intention on its part to take or cause (or cause LMS or any Affiliate of SLC or LMS to take or cause) any of the following actions following the date hereof or the Closing:

                 (i) to liquidate LMS or to cause LMS to merge with or into another corporation;

               (ii) to sell or otherwise dispose of a number of LMS Shares acquired in the Acquisition, except for transfers described in Section 368(a)(2)(C) of the Code, that would result in SLC losing control of LMS within the meaning of Section 368(c)(1) of the Code, or to have LMS sell or otherwise dispose of a number of shares of capital stock of LMS GP or LMS LP that would result in LMS GP or LMS LP ceasing to be a member of the SLC Affiliated Group;

              (iii) to cause LMS to issue a number of additional shares of its stock that would result in SLC losing control of LMS within the meaning of Section 368(c)(1) of the Code, or to have LMS GP or LMS LP issue a number of additional shares of its stock that would result in LMS GP or LMS LP ceasing to be a member of the SLC Affiliated Group;

               (iv) to reacquire any of the SLC Shares issued in the Acquisition (other than pursuant to Section 6 below);

                (v) to cause LMS to cease to continue its historic business (which the parties agree for this purpose is the Business) or to cease to use a significant portion of its historic business assets in a business (in each case as such historic business is in effect on the date hereof);

               (vi) to cause LMS GP or LMS LP to merge with or into a corporation which is not a member of the SLC Affiliated Group; and

              (vii) to cause LMS, or LMS LP or LMS GP, to sell or otherwise dispose of any of its assets, except for (A) dispositions made in the ordinary course of its business and (B) dispositions to any member of the SLC Affiliated Group.

           3F.   INVESTMENT PURPOSE.  SLC is acquiring the LMS Shares for its own account and not with a view to sale or distribution thereof in violation of any securities laws, and it has no present intention of selling or distributing all or any portion of the LMS Shares in violation of any securities laws.

           3G.   SEC REPORTS.  SLC has filed all reports on Form 10-K, Form
10-Q, Form 8-K and all proxy statements required to be filed with the SEC since July 4, 1993 (collectively the "SLC Reports"), and has previously furnished or made available to the LMS Shareholders true and complete copies of all SLC Reports. None of the SLC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           3H. ACCURACY ON CLOSING DATE. Each representation and warranty set forth in this Section 3 and all information contained in any certificate delivered by or on behalf of SLC pursuant to this Agreement will be true and correct as of the time of the Closing as though then made.


SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE LMS SHAREHOLDERS. As a material inducement to SLC to enter into this Agreement and acquire the LMS Shares, the LMS Shareholders hereby jointly and severally represent and warrant that:

           4A.   ORGANIZATION; CAPACITY AND POWER.

                 (i) Each of the LMS Shareholders has the requisite capacity and power to enter into, deliver and carry out his or her obligations pursuant to each of the Transaction Documents to which he or she is a party.

                (ii) Each of LMS, LMS GP and LMS LP is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, and is qualified to do business in each jurisdiction in which its ownership of property or conduct of business requires it to so qualify. Each of LMS, LMS GP and LMS LP has the requisite power and authority to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party.

           4B.   AUTHORIZATION; BINDING EFFECT; NO BREACH.  The LMS Parties'
execution, delivery and performance of each Transaction Document to which any such Person is a party have been duly authorized by such Person. Each Transaction Document to which any of the LMS Parties is a party constitutes a valid and binding obligation of such Person which is enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity). Except as set forth on the attached Consents Schedule, none of the execution, delivery and performance of the Transaction Documents, including satisfaction of the Closing condition contained in Section 7(a)(iv), does or will (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under, (iii) give any third party the right to modify, terminate or accelerate any liability or obligation of the LMS Parties under,
(iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Government Entity pursuant to, the certificate of incorporation or by-laws of the LMS Parties or any agreement, instrument or other document or any Legal Requirement to which the LMS Parties or any of their assets is subject; except any requirements of the HSR Act. As of the date of this Agreement, the LMS Shareholders do not have any reason to believe that the waiting period required by the HSR Act in connection with the Acquisition will not expire or be terminated on or before May 1, 1995.

           4C.   CAPITAL STOCK AND RELATED MATTERS.

                 (i) The authorized capital stock of LMS consists of (A) 2,500 shares of common stock, no par value per share, of which 1,176 shares are issued and outstanding, and (B) 11,600 shares of preferred stock, $100.00 par value per share, of which none are issued and outstanding. All of the issued and outstanding shares of LMS have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Persons and in the amounts set forth in the attached Capitalization Schedule, free and clear of any Lien. LMS does not own or have any right to acquire any capital stock of or interest in any other Person other than (i) LMS GP and LMS LP and (ii) Starch Realty, Inc., Galanides, Inc. and Ocean to Ocean (Seafood Sales), Inc.

               (ii) The authorized capital stock of LMS GP consists of 100 shares of common stock, par value $1.00 per share, of which 10 shares are issued and outstanding. All of the issued and outstanding shares of LMS GP have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by LMS, free and clear of any Lien. LMS GP is the sole record and beneficial holder of the general partnership interest in the Partnership originally issued to it on August 5, 1989. Since acquiring its general partnership interest in the Partnership, LMS GP has not transferred or sold any portion of such interest. LMS GP does not own or have any right to acquire any capital stock of or interest in any other Person other than the Partnership.

              (iii) The authorized capital stock of LMS LP consists of 100 shares of common stock, par value $1.00 per share, of which 10 shares are issued and outstanding. All of the issued and outstanding shares of LMS LP have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by LMS, free and clear of any Lien. LMS LP is the sole record and beneficial holder of the limited partnership interest in the Partnership originally issued to it on August 5, 1989. Since acquiring its limited partnership interest in the Partnership, LMS LP has not transferred or sold any portion of such interest. LMS LP does not own or have any right to acquire any capital stock of or interest in any other Person other than the Partnership.

               (iv) No class of capital stock of LMS, LMS GP or LMS LP is entitled to contractual or other preemptive rights. Except as set forth on the attached Capitalization Schedule: (A) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require LMS, LMS GP or LMS LP to issue, sell, or otherwise cause to become outstanding any of its capital stock; (B) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to LMS, LMS GP or LMS LP; and (C) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of LMS, LMS GP or LMS LP. To the extent any of the rights described in clauses
      (A) or (B) above are in existence, the Capitalization Schedule sets forth a description of the nature of such rights and the names of the Persons holding such rights and the amounts thereof. Any and all rights listed on the Capitalization Schedule will be terminated at or prior to the Closing, with no liability or obligation to LMS, the LMS Subsidiaries or the Partnership.

               (v) Arthur Sandler, Steven Sandler and Samuel Sandler are all of the directors of LMS GP and LMS LP. Those persons, together with Reba Sandler, are all of the directors of LMS.

           4D.   ABSENCE OF LIABILITIES.   Except for (i) liabilities and
obligations of the Partnership for which LMS GP or LMS LP may be liable in their capacities as partners of the Partnership or liabilities and obligations of the Partnership for which LMS may be liable as a controlling person of LMS GP or LMS LP, (ii) liabilities and obligations arising out of LMS GP's conduct of the Partnership's business or the rights, duties and obligations of LMS GP or LMS LP under the Partnership Agreement or as partners of the Partnership or their respective performance (or failure to perform) such rights, duties and obligations, (iii) liabilities or obligations existing as a matter of law which LMS may have as a former owner of the properties and assets contributed to the Partnership, and (iv) the LMS Debt (as defined in Section 8D below), none of LMS, LMS GP and LMS LP will, as of the Closing, have any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to any Party, whether arising out of a Legal Requirement or otherwise, whether due or to become due, and regardless of when asserted) other than liabilities for taxes not yet due and payable. Except for transactions that have been adequately disclosed to, and consented to by, a PYA Committee Member under Section 6(c)(xviii) of the Partnership Agreement prior to the date of this Agreement, none of (A) LMS GP or LMS LP, (B) any of LMS GP's or LMS LP's officers, directors, employees or Related Parties, or (C) any person related by blood or marriage to any Person described in clause (B) above, has entered into an agreement or engaged in a transaction of any type or nature with the Partnership. "Related Party" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, "control" of any Person shall include the direct or indirect ownership of, or right to acquire, 10% or more of the voting securities or equity interests of such Person.

           4E.   ABSENCE OF ASSETS.   Except for the capital stock of LMS GP
and LMS LP and Partnership Rights, LMS will have no assets as of the Closing. Except for its general partnership interest in the Partnership and Partnership Rights, LMS GP will have no assets as of the Closing. Except for its limited partnership interest in the Partnership and Partnership Rights, LMS LP will have no assets as of the Closing. "Partnership Rights" means any rights, benefits and other assets (including any claims, causes of action or defenses) (whether accrued, absolute, contingent, unliquidated or otherwise, and whether or not known to any Party) which (i) LMS GP or LMS LP may have in their capacities as partners of the Partnership or which LMS may have as a controlling person of LMS GP or LMS LP or (ii) arise out of LMS GP's conduct of the Partnership's business or the rights, duties and obligations of LMS GP or LMS LP under the Partnership Agreement or as partners of the Partnership.

           4F.   INVESTMENT PURPOSE.  Each of the LMS Shareholders is acquiring the SLC Shares for his or her own account and not with a view to sale or distribution thereof in violation of any securities laws, and he or she has no present intention of selling or distributing all or any portion of the SLC Shares in violation of any securities laws.

           4G.   CERTAIN OTHER MATTERS.  The LMS Parties have delivered to SLC true and complete copies of the Leases as in effect on the date of this Agreement. The Affiliate Agreement

Schedule contains a true and complete list of all Affiliate Agreements to which the Partnership, LMS GP, LMS LP or LMS is a party as of the date of this Agreement.

           4H.   INVESTOR STATUS.  Each LMS Shareholder is an "accredited
investor" as defined under the Securities Act. Each LMS Shareholder has received a copy of each of the SLC Reports. Each LMS Shareholder has had an opportunity to ask questions of and receive answers from SLC concerning the information contained in SLC Reports.

           4I. ACCURACY ON CLOSING DATE. Except as a result of the merger or other combination of the LMS Subsidiaries permitted by the proviso to the first sentence of Section 8B hereof, each representation and warranty set forth in this Section 4 and all information contained in any certificate delivered by or on behalf of the LMS Shareholders pursuant to this Agreement will be true and correct as of the time of the Closing as though then made.


SECTION 5. ACCESS TO RECORDS. From and after the date hereof and to the extent reasonably required for any bona fide business purpose, each Party will allow, and will use its reasonable best efforts to cause its Affiliates to allow, the other Party (and the other Party's agents, representatives and Affiliates) access to all business records and files concerning the Business which relate to the period prior to the Closing Date and will permit such Persons to make copies of the same, in each case at the expense of the Person requesting such access. Such access will be granted upon reasonable advance notice, during normal business hours, and in such a manner so as not to interfere unreasonably with the operations of the Person affording such access. Without limiting the generality of the foregoing, if either Party or any of its Affiliates actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated by the Transaction Documents, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction prior to the Closing Date relating to the Business, then the other Party will cooperate, and use its reasonable best efforts to cause its Affiliates to cooperate, with the contesting or defending Person and its counsel in such contest or defense, and make available such other Party's and its Affiliates' personnel and provide such testimony and access to books and records as are reasonably requested in connection with such contest or defense (giving due consideration to the needs and interests of the other Party as well as the contesting or defending Person), all at the contesting or defending Person's expense (except to the extent that the contesting or defending Person is entitled to indemnification therefor pursuant to Sections 6B or 6C below).

SECTION 6.  SURVIVAL AND INDEMNIFICATION.

           6A.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                 (i) Regardless of any investigation made by or on behalf of either Party or the results of any such investigation, the representations and warranties set forth in this Agreement or any certificate delivered pursuant to this Agreement will survive the consummation of the Closing and continue in full force and effect forever thereafter, and the covenants set forth in this Agreement and the other Transaction Documents will survive the Closing.

               (ii) Neither a Party's participation in the consummation of any transaction pursuant to any Transaction Document nor any waiver of any condition to such participation will constitute a waiver by such participating Party of any representation or warranty of any other Party specified in the preceding sentence or otherwise affect the survival of any such representation and warranty.

           6B.   INDEMNIFICATION OBLIGATIONS OF THE LMS SHAREHOLDERS.  The LMS
Shareholders will indemnify SLC and its Affiliates (including, from and after the Closing, LMS, LMS GP, LMS LP and the Partnership) and their respective stockholders, officers, directors, employees, agents, representatives and successors and assigns (collectively, the "SLC Indemnitees") in respect of, and save and hold each SLC Indemnitee harmless against and pay on behalf of or reimburse each SLC Indemnitee as and when incurred, any Loss which any SLC Indemnitee suffers, sustains or becomes subject to as a result of, arising out of, or directly or indirectly caused by, without duplication:

                 (i) any facts or circumstances which constitute a breach of any representation or warranty of any LMS Shareholder in this Agreement (including any Schedule) or in any certificate delivered by any LMS Shareholder pursuant to this Agreement;

               (ii) any nonfulfillment or breach of any covenant of the LMS Shareholders or any of their Affiliates (other than the Partnership) set forth in this Agreement;

               (iii) the existence of any liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to any Party, whether due or to become due, and regardless of when asserted, and including liabilities for taxes (including interest and penalties thereon and additions thereto)) of LMS, LMS GP or LMS LP, which liability resulted from, arose out of, or was directly or indirectly caused by, facts, conditions or circumstances existing prior to the Closing, other than (a) liabilities and obligations of the Partnership for which LMS GP or LMS LP may be liable in their capacities as partners of the Partnership or liabilities and obligations of the Partnership for which LMS may be liable as a controlling person of LMS GP or LMS LP, (b) liabilities and obligations arising out of LMS GP's conduct of the Partnership's business or the rights, duties and obligations of LMS GP or LMS LP under the Partnership Agreement or as partners of the Partnership or their respective performance (or failure to perform) such rights, duties and obligations, (c) liabilities and obligations existing as a matter of law which LMS may have as a former owner of the properties and assets contributed to the Partnership and (d) the LMS Debt; provided that, in the case of any liability for taxes (including interest and penalties thereon and additions thereto), (w) such liability shall be net of refunds of any taxes the liability for which would be the responsibility of the LMS Shareholders pursuant to this Section 6B (including interest on such refunds) and, if any such refund is received after the LMS Shareholders have made a payment in indemnification of such a tax liability, the refund, to the extent of such prior indemnification payment, shall be paid to the LMS Shareholders by SLC as described in Section 6E(ii), (x) except as provided in clauses
      (y) and (z) of this Section 6B(iii), such liability shall include liabilities for income taxes for which LMS or any of the LMS Subsidiaries may be liable (including franchise or similar taxes) attributable to the income of the Partnership for any period (or portion thereof) ending on or before the Closing Date, (y) the LMS Shareholders have no obligation to indemnify the SLC Indemnitees against the excess amount described in
      Section 6C(iii) in respect of the period ending on or before the Closing Date; and (z) the LMS Shareholders shall not be responsible for any liability for taxes (including interest and penalties thereon and additions thereto) attributable to the excess loss account of LMS with respect to either of the LMS Subsidiaries to the extent such tax is the result of (A) the failure of LMS and the LMS Subsidiaries to be immediately after the Closing members of a single group of corporations which files a consolidated return for federal income tax purposes for the first taxable year of LMS and the LMS Subsidiaries ending after the Closing Date or (B) any other action of SLC or any of its Affiliates after the Closing; or

               (iv) if the Washington Beef Shares are disposed of by LMS and the LMS Subsidiaries prior to the Closing pursuant to Section 8C, the existence of (A) any liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to any Party, whether due or to become due, and regardless of when asserted) attributable to the

      Partnership's, LMS's and the LMS Subsidiaries' ownership of or dealings with Washington Beef prior to the Closing and (B) any liabilities or obligations of Washington Beef (in each case, other than liabilities and obligations relieved or assumed by the Partnership pursuant to clause
      (ii) of Section 8C below and liabilities and obligations resulting from Washington Beef's purchase and sale of goods and services in the ordinary course conduct of business of the Partnership).

           6C.   INDEMNIFICATION OBLIGATIONS OF SLC.  SLC will indemnify the
LMS Shareholders and their Affiliates (excluding, from and after the Closing, LMS, LMS GP, LMS LP and the Partnership) and their respective stockholders, officers, managers, directors, employees, agents, heirs, representatives and permitted successors and assigns (collectively, the "LMS Indemnitees") in respect of, and save and hold each LMS Indemnitee harmless against any Loss which such LMS Indemnitee suffers, sustains or becomes subject to as a result of, arising out of, or directly or indirectly caused by, without duplication:

                 (i) any facts or circumstances which constitute a breach of any representation or warranty of SLC in this Agreement or in any certificate delivered by SLC pursuant to this Agreement;

                 (ii) any nonfulfillment or breach of any covenant or agreement of SLC set forth in this Agreement or any action or transaction referred to in the penultimate sentence of Section 8I below; or

               (iii) the excess, if any, of (a) any income taxes (including franchise or similar taxes) including interest and penalties thereon and additions thereto of LMS or the LMS Subsidiaries attributable to their distributive shares of the taxable income of the Partnership for any period (or portion thereof) beginning after June 30, 1994 (the "Post-June Partnership Income") over (b) any distribution made before the Disposition by the Partnership to the LMS Subsidiaries in respect of such taxes. If the Post-June Partnership Income is included on a consolidated, combined or unitary income or franchise tax return with other income of LMS or the LMS Subsidiaries, the portion of the tax liability with respect to such return which shall be treated as attributable to the Post-June Partnership Income shall equal the lesser of (x) the total amount of such tax liability or (y) the amount of such tax liability determined as though the relevant LMS Subsidiary had filed a stand-alone income, franchise or similar tax return which included only the Post-June Partnership Income.

           6D.   INDEMNIFICATION PROCEDURES.

                 (i) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 6B or 6C above (an "Indemnified Party") must give the Party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Government Entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 6B or 6C above, as applicable, except to the extent that such failure actually harms the Indemnifying Party. Such notice must contain a description in reasonable detail of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time), and refer to
      Section 6B or 6C, as applicable.

                 (ii) Control of Defense; Conditions. With respect to the defense of any Proceeding against or involving an Indemnified Party (other than a Proceeding which involves claims for injunctive or other equitable relief which could reasonably be expected to have a material adverse effect on the ability of the Indemnified Party or its Affiliates to conduct their businesses on an ongoing basis in accordance with their past practice), at its option an Indemnifying Party may appoint as lead counsel of such defense a nationally recognized law firm with the appropriate expertise selected by the Indemnifying Party; provided that the Indemnifying Party must conduct the defense of such Proceeding actively, diligently and vigorously thereafter.

                 (iii) Participation in Defense; Exceptions, etc. Notwithstanding Section 6D(ii) above:

                      (a) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense),

                      (b) notwithstanding Section 6D(iii)(a) above, the Indemnified Party will be entitled to participate in the defense of such claim and to employ one law firm of its choice for such purpose, and the reasonable fees and expenses of such law firm will be borne by the Indemnifying Party, if:

                            (1) the Indemnified Party reasonably believes that such claim could reasonably be expected to be materially detrimental to or materially injure the Indemnified Party's reputation or future business prospects; or

                            (2) the Indemnified Party reasonably believes that there exists or could reasonably be expected to arise a conflict of interest which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding; and

                      (c) the Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) prior to entering into any settlement, compromise or consent to entry of judgment, of any such claim or Proceeding or ceasing to defend any such claim or Proceeding, unless the proposed settlement, compromise or judgment involves only the payment of money damages by the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party.

               (iv) Control of Defense in Other Situations. In the event that the Indemnifying Party is not entitled to assume control of the defense of a particular claim (or is so entitled but does not do so), the Indemnified Party shall be entitled to control the defense of such claim, and the Indemnifying Party will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party for such purpose. The Indemnifying Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense. The Indemnified Party must obtain the prior written consent of the Indemnifying Party (which the Indemnifying Party will not unreasonably withhold) prior to entering into any settlement, compromise or consent to entry of judgment, of such claim or Proceeding or ceasing to defend such claim or Proceeding.

           6E.   FORM OF INDEMNIFICATION PAYMENTS.

                 (i) Any indemnification of Losses hereunder made by any LMS Shareholders shall be payable, at such LMS Shareholder's option, by such LMS Shareholder's delivery to the SLC Indemnitees of either cash or shares of SLC Common Stock. In the event an LMS Shareholder desires to make indemnification for a Loss hereunder in shares of SLC Common Stock, the value of a share of SLC Common Stock so delivered shall be deemed to be the lesser of (i) $22.4375 (as proportionately adjusted for all stock splits, stock dividends and other recapitalizations affecting the SLC Common Stock after the date hereof) and (ii) the average of the closing trading prices of the SLC Common Stock on the New York Stock Exchange Composite Tape on the 20 trading days immediately preceding the date of such LMS Shareholder's delivery of SLC Common Stock under this paragraph (such average to be adjusted as appropriate to reflect any stock splits, stock dividends, extraordinary dividends, recapitalizations, reclassifications or other like transactions during such 20 trading days).

                 (ii) Any indemnification of Losses hereunder made by SLC shall be payable by SLC's delivery to the LMS Indemnitees of shares of SLC Common Stock. The value of a share of SLC Common Stock so delivered shall be deemed to be the average of the closing trading prices of the SLC Common Stock on the New York Stock Exchange Composite Tape on the 20 trading days immediately preceding the date of SLC's delivery of SLC Common Stock under this paragraph (such average to be adjusted as appropriate to reflect any stock splits, stock dividends, extraordinary dividends, recapitalizations, reclassifications or other like transactions during such 20 trading days).


SECTION 7.  CONDITIONS TO THE CLOSING.

           7A.   CONDITIONS OF SLC'S OBLIGATION.  SLC's obligation to effect the Acquisition at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

                 (i) Proceedings. There shall not be in effect any judgment, order, decree, injunction or ruling preventing or prohibiting the consummation of the Acquisition or any other transaction pursuant to the Transaction Documents that would reasonably be expected to deprive SLC of a material benefit to be derived from the transactions contemplated by the Transaction Documents.

               (ii) Consents. The consents, approvals and authorizations listed on the Consents Schedule and any other consents, approvals and authorizations required in order for the LMS Parties to consummate the transactions contemplated by this Agreement will have been duly made or obtained; provided that if the LMS Parties are unable to obtain a consent, approval or authorization necessary to release LMS from any liability, the LMS Parties may provide collateral security or other assurances (such as an irrevocable letter of credit) adequate to fully protect SLC and its affiliates (the adequacy of such collateral or other assurances to be determined by SLC in its reasonable judgment) from the amount of any Loss which SLC reasonably expects that it or its Affiliates may suffer, sustain or become subject to, as a result of, arising out of or caused by the failure to obtain such consent, approval or authorization, and the provision of such collateral security or other assurances determined by SLC to be so adequate shall be deemed to satisfy this condition.

              (iii) HSR Act. All filings required by the HSR Act in connection with the Acquisition will have been made, and any waiting period required by the HSR Act in connection with the Acquisition will have expired or been terminated.

               (iv) Disposition. The Disposition (as defined in Section 8D) shall have been completed substantially in accordance with Section 8D; provided that for this purpose, a liability or obligation will be deemed to have been satisfied upon the provision of collateral security or other assurances determined by SLC in its reasonable judgment to be adequate under paragraph (ii) above.

Any condition set forth in this Section 7A may be waived only in a writing executed by SLC.

           7B.   CONDITIONS OF THE LMS SHAREHOLDERS' OBLIGATION.  The LMS
Shareholders' obligation to effect the Acquisition at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

                 (i) Proceedings. There shall not be in effect any judgment, order, decree, injunction or ruling preventing or prohibiting the consummation of the Acquisition or any other transaction pursuant to the Transaction Documents that would reasonably be expected to deprive the LMS Shareholders of a material benefit to be derived from the transactions contemplated by the Transaction Documents.

               (ii) HSR Act. All filings required by the HSR Act in connection with the Acquisition will have been made, and any waiting period required by the HSR Act in connection with the Acquisition will have expired or been terminated.

Any condition set forth in this Section 7B may be waived only in a writing executed by the LMS Shareholders.

           7C.   NO OTHER CONDITIONS.  There are no conditions to the Parties'
obligations to effect the Closing except for the obligations expressly set forth in Section 1 and the conditions expressly set forth in Sections 7A and 7B. However, if a Party is in breach of any representation, warranty, covenant or agreement, it shall be liable for such breach, and remain liable after the Closing for such breach, under Section 6 hereof notwithstanding the other Party's obligation to effect the Closing.


SECTION 8.  OTHER COVENANTS.

           8A.   HSR; SATISFACTION OF CLOSING CONDITIONS.  The SLC and the LMS
Shareholders have filed with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") a Notification with respect to the transactions contemplated by this Agreement. SLC and the LMS Shareholders each will promptly supply (or cause to be supplied) any additional materials and information which reasonably may be required or requested by the FTC or the DOJ. SLC and the LMS Shareholders each will take (or cause to be taken) all such actions and will file and use all commercially reasonable efforts to have declared effective or approved, all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust laws for the consummation of the transactions contemplated by this Agreement; provided that the SLC Parties shall not be required to divest any portion of their existing businesses or agree to any restrictions on the conduct of their existing or future businesses in order to obtain antitrust clearance (other than divestitures and restrictions that are immaterial to both the Partnership and also SLC's other foodservice businesses and investments, as reasonably determined by SLC in good faith). Each Party shall have the opportunity to participate fully in any discussions with or presentations to the FTC, the DOJ and other governmental or regulatory bodies with regard to antitrust matters or other matters requiring governmental or regulatory approval or clearance. In addition, each of SLC and the LMS Shareholders will take (or cause to be taken) all actions, and do or cause to be done all things, which are necessary, proper or advisable to cause the conditions set forth in Sections 7A and 7B above to be fully satisfied, and will consummate and make effective as promptly as practicable the transactions contemplated by the Transaction Documents, including using all commercially reasonable efforts to obtain the consents, approvals and authorizations listed on the Consents Schedule.

           8B.   OPERATION OF BUSINESS.

                 (i) Until the expiration or other termination of all applicable waiting periods (and any extensions thereof) with respect to the transactions contemplated by this Agreement under the HSR Act, the LMS Shareholders covenant and agree that, except as SLC may agree otherwise in writing, or as otherwise expressly contemplated or permitted by the

      Transaction Documents (including, whether or not expressly stated, to the extent necessary to satisfy the conditions to Closing set forth in
      Section 7A above), the LMS Shareholders will cause LMS, LMS GP, LMS LP and the Partnership to conduct their business and the Business in, and the LMS Shareholders will cause LMS, LMS GP and LMS LP to not take any action with respect to their business and the Business other than in, the ordinary course, and in accordance with all Legal Requirements and LMS's, LMS GP's, LMS LP's and the Partnership's past custom and practice; provided that LMS may, if it so elects, cause there to be a merger or other combination of LMS GP with LMS LP.



                 (ii) Without limiting the Partnership's rights under Section 8N, the LMS Shareholders may change the names of LMS, LMS GP and LMS LP to eliminate therefrom the "Sandler" name.

                 (iii) From and after the date of this Agreement (but except during such times when the provisions of Article II of the Partnership Amendment are in effect), each of LMS GP and PYA GP shall take action on behalf of the Partnership in its capacity as a general partner only with the approval of the Management Committee, and will cause the business and affairs of the Partnership to be conducted by the Management Committee established under the Partnership Agreement and by the executive officers of the Partnership.

                 (iv) Prior to the Disposition, LMS GP and PYA GP shall cause the Partnership to make distributions (pro rata to each of its partners) in an amount equal to the Tax Distribution Amount. Not less than five business days prior to the Disposition, LMS shall provide written notice to the Partnership setting forth a detailed calculation of the Tax Distribution Amount (which will be subject to review by the Partnership and PYA GP).

           8C.   WASHINGTON BEEF SHARES.  If the LMS Shareholders provide
written notice to SLC on or prior to December 1, 1994, the Partnership will distribute to the LMS Subsidiaries prior to the Disposition (as defined below) all of the outstanding shares of capital stock (the "Washington Beef Shares") of Kolker Brothers Inc. T/A Washington Beef Co., a corporation owned by the Partnership ("Washington Beef"), in which case the Washington Beef Shares shall be disposed of by LMS and the LMS Subsidiaries prior to the Closing. Prior to the distribution to the LMS Subsidiaries of the Washington Beef Shares, (i) Washington Beef shall have conveyed to the Partnership all of its cash and accounts receivable and other tangible and intangible assets necessary or useful in the business of the Partnership (the "Transferred Assets") including, without limitation, the right to the use of the name "Washington Beef" and (ii) the Partnership will relieve Washington Beef of all of its liabilities to the Partnership secured by any of the Transferred Assets and shall assume all trade payables of Washington Beef to third parties. In connection with the foregoing, the Partnership shall distribute to the LMS Subsidiaries all of its interest as a creditor in debt of Washington Beef that (A) was issued by Washington Beef in connection with its acquisition by the Partnership or (B) was outstanding prior to the consummation of the bankruptcy reorganization of Washington Beef pursuant to Chapter 11, Title 11 of the United States Code approved by the United States Bankruptcy Court on August 5, 1992.

           8D.   DISPOSITION OF NON-PARTNERSHIP RELATED ASSETS.  Prior to the
Closing, the LMS Shareholders shall take, or cause to be taken, whatever action is necessary or desirable in order for the representations and warranties contained in Section 4D (Absence of Liabilities) and Section 4E (Absence of Assets) above to be true and correct in all respects as of the Closing (the "Disposition"). The Disposition shall include (a) distributing or otherwise disposing of currently outstanding debt owed by the Partnership to the LMS Subsidiaries in respect of tax distributions for the fiscal year ended June 30, 1992 (the "1992 Notes") and (b) causing the assumption or payment by Persons other than LMS, the LMS Subsidiaries or the Partnership of (i) all liabilities and expenses incurred by LMS and the LMS Subsidiaries in connection with the Disposition, including any tax liabilities resulting from the Disposition and
(ii) all liabilities which may exist under that certain Indemnification Agreement, dated as of August 5, 1989, by and between LMS and the Partnership attached hereto as Exhibit B. Responsibility for the following items shall be retained by LMS or the LMS Subsidiaries (as applicable): (a) currently outstanding debt owed by LMS to LMS GP in the principal amount of $2.2 million (the "LMS Debts"), and (b) any income tax (including franchise and similar tax) liabilities of LMS and the LMS Subsidiaries attributable to the income of the Partnership for any period (or portion thereof) beginning after the end of the fiscal year ended June 30, 1994. At or prior to the Closing, the Partnership shall pay the 1992 Notes, plus any accrued but unpaid interest thereon.

           8E.   EXCLUSIVITY.  Each of the LMS Shareholders agrees not to (and will not permit any Affiliate, employee, officer, director, shareholder, agent or other person acting on its or any of their behalf to) sell or agree to sell to any other Person, negotiate or have any discussions with any other Person concerning a possible sale of, or solicit or accept any offer to purchase from any other Person, all or any part of the LMS Shares (or the Partnership or LMS' direct or indirect interest in the Partnership), whether such transaction takes the form of a sale of stock, merger, consolidation, sale of assets or otherwise, or provide any information to any other Person concerning the foregoing insofar as the LMS Shareholders have any reason to believe that the information may be utilized to evaluate a possible acquisition. The LMS Shareholders further agree to promptly notify SLC should they receive any such inquiries from any other Person indicating or suggesting an interest in a possible acquisition.

           8F.   NOTICE BY LMS SHAREHOLDERS.  From the date of this Agreement until the Closing, the LMS Shareholders promptly will notify SLC if any representation and warranty of the LMS Shareholders set forth in this Agreement was untrue when made or subsequently has become untrue.

           8G.   NOTICE BY SLC.  From the date of this Agreement until the
Closing, SLC promptly will notify the LMS Shareholders if any representation and warranty of SLC set forth in this Agreement was untrue when made or subsequently has become untrue.

           8H.   TRANSACTION EXPENSES.  SLC will be responsible for all costs and expenses incurred by the SLC Parties in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents. The LMS Shareholders will pay all costs and expenses incurred by the LMS Parties in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents. The Parties specifically agree that neither LMS nor LMS GP nor LMS LP nor the Partnership shall pay any of the fees, costs or other expenses referred to in the preceding sentence. No costs or expense incurred in connection with the negotiation, preparation and entry into the Transaction Documents and the consummation of the transactions to be consummated pursuant to the Transaction Documents shall be paid by the Partnership unless SLC and the LMS Shareholders so agree in writing.

           8I.   TAX TREATMENT.  The Parties intend the Acquisition to qualify as a tax-free reorganization described in section 368(a)(1)(B) of the Code.
SLC agrees that from and after the date hereof and until the second anniversary of the Closing, it shall not take or cause (or cause LMS or any Affiliate of SLC or LMS to take or cause) any of the actions described in clauses (i) through (vi) of Section 3E (the "Prohibited Actions"), unless SLC provides the LMS Shareholders (at least five days in advance of the proposed action) with an opinion of a nationally recognized law firm with expertise in federal income tax law matters (a "Tax Opinion"), addressed to and in form and substance reasonably acceptable to the LMS Shareholders (but based on customary officers' certificates), that such actions will not cause the Acquisition to fail to so qualify. In the event that SLC is unable or unwilling to furnish the LMS Shareholders with such a reasonably acceptable Tax Opinion prior to such five-day period, SLC may nonetheless proceed with the action or transaction in question if SLC notifies the LMS Shareholders of such action in reasonable detail and indemnifies the LMS Shareholders pursuant to
Section 6C above against any tax-related Losses they may incur as a result thereof. SLC will report the Acquisition as a reorganization described in
Section 368(a)(1)(B) of the Code and, upon the request of the LMS Shareholders, will report the Disposition as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, for all tax, financial statement and other purposes and shall not take any position inconsistent with such reporting.

           8J.   FURTHER ASSURANCES.  From and after the Closing, each of SLC and the LMS Shareholders will, and will cause its Affiliates to, execute all documents and take any other action which it is reasonably requested to execute or take to further effectuate the transactions contemplated by the Transaction Documents.

           8K.   ANNOUNCEMENTS.  Except to the extent necessary or advisable pursuant to federal or state securities laws or stock exchange regulations (as determined by SLC in good faith), prior to the Closing, SLC will not, and will cause its Affiliates to not, make any public announcement of or regarding the transactions contemplated by this Agreement. In the event that SLC so determines that a public announcement is necessary or advisable, it shall advise the LMS Shareholders a reasonable time in advance of making such announcement. The LMS Shareholders will not, and will cause its Affiliates to not, make any public announcement of or regarding the transactions contemplated by this Agreement.

           8L.   TRANSFER OF RESTRICTED SECURITIES.

                 (i) General Provisions. Restricted Securities are transferable only pursuant to (a) public offerings registered under the Securities Act, (b) Rule 145 and/or Rule 144 of the Securities and Exchange Commission (or any similar rule or rules then in force) and (c) subject to the conditions specified in Section 8L(ii) below, any other legally available means of transfer. "Restricted Securities" means (A) any SLC Shares issued pursuant to the Acquisition and (B) any securities issued with respect to the securities referred to in clause (A) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (1) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (2) been distributed to the public through a broker, dealer or market maker pursuant to Rule 145 and/or Rule 144 (or any similar provisions then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (3) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 8L(iii) below have been delivered by SLC in accordance with Section 8L(ii) below. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from SLC, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 8L(iii) below.

                (ii) Opinion Delivery. In connection with the transfer of any Restricted Securities (other than a transfer described in clauses (a) or (b) of Section 8L(i) above), the holder thereof shall deliver written notice to SLC describing in reasonable detail the transfer or proposed transfer, together with an opinion of counsel which (to SLC's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to SLC an opinion of such counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, SLC shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in Section 8L(iii) below. If SLC is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to SLC in writing its agreement to be bound by the conditions contained in this Section 8L.

              (iii) Legend. Each certificate or instrument representing Restricted Securities shall be imprinted with an appropriate legend

           8M.   PRE-CLOSING TERMINATION OF CERTAIN AFFILIATE AGREEMENTS.  Upon
the written request of SLC at any time on or after the date of this Agreement, the LMS Parties shall cause any or all Affiliate Agreements to which the Partnership is a party to be terminated without cost or obligation to the Partnership. Subject to Section 10M(iii), the LMS Parties have no obligation to terminate the Leases and the Leases may be terminated only in accordance with their terms. At or prior to the Closing, the LMS Parties shall cause all Affiliate Agreements then in effect (other than (i) the Leases, which, subject to Section 10M(iii), may be terminated only in accordance with their terms, and
(ii) such other Affiliate Agreements to which the Partnership is a party as SLC so requests) to be terminated without cost or obligation to LMS, the LMS Subsidiaries or the Partnership.

           8N. USE OF SANDLER NAME. Following the Closing, the Partnership shall phase out its commercial use of the "Sandler" name, and the Partnership shall use its best efforts to cease all use of the "Sandler" name within four years following the date of this Agreement. The LMS Shareholders shall not (and shall not permit their Affiliates to) (i) use commercially, (ii) license the commercial use of or (iii) sell for use the "Sandler" name in connection with the food service business, in each case at any time within ten years following the date of this Agreement.

           8O.   BANK DEBT.  The portion of the Partnership's bank debt
currently held by LMS shall be paid by the Partnership or directly or indirectly acquired by SLC at or prior to Closing, unless such transactions cannot be consummated under the terms of the Partnership's Credit Agreement. In the event that such transactions cannot be so consummated, the Parties will develop an alternative means of cashing out LMS's position in the bank debt on as expeditious a basis as is commercially reasonable.

           8P.   OTHER ACTIONS.

                (i) On the date of this Agreement, LMS GP and each of James Carlson and Mac Pearce (the "Executives") will enter into employment agreements in the form attached as Exhibit C to this Agreement (the "Employment Agreements"), which Employment Agreements shall automatically become effective on the HSR Date. In addition, the following arrangements shall automatically become effective on the HSR Date: (a) James Carlson shall be appointed as the Partnership's Chairman and Mac Pearce shall be appointed as the Partnership's President and Chief Operating Officer and (b) Steven Sandler and Arthur Sandler shall be appointed as Vice Presidents of the Partnership (and Steven Sandler shall resign from his current position as Chairman of the Partnership and Arthur Sandler shall resign from his current position as President and Chief Operating Officer of the Partnership). In their new capacities as Vice Presidents, Steven Sandler and Arthur Sandler shall report to James Carlson and shall have such Partnership duties, responsibilities and authority as James Carlson shall designate from time to time, such duties to be performed on terms and conditions mutually agreeable to Steven Sandler, Arthur Sandler and James Carlson (but they shall not be removed as Vice Presidents prior to the Closing). In their capacity as Vice Presidents of the Partnership, Steven Sandler and Arthur Sandler shall not be entitled to any compensation other than their compensation as employees of LMS GP. In the event that James Carlson ceases to be employed by LMS GP as its Chief Executive Officer for any reason, Mac Pearce shall automatically and immediately assume the position of Chief Executive Officer of LMS GP and shall automatically and immediately become a Sandler Committee Member (and his Employment Agreement shall be deemed to have been automatically amended to reflect the foregoing). If Mac Pearce or any other individual (other than James Carlson) then serving as the Chief Executive Officer or President of LMS GP shall cease for any reason to be employed as LMS GP's Chief Executive Officer or President, SLC will promptly provide LMS GP with a list of at least four individuals (each of whom shall have at least three years of experience in the foodservice distribution business) and within 24 hours of being provided with such list, LMS GP shall appoint one of such individuals as its Chief Executive Officer and a Sandler Committee Member or as its President (as the case may be); provided that such individual executes an Employment Agreement; and provided further that if LMS GP does not make such a selection within the prescribed time period, the first name on such list shall conclusively be presumed to have been so appointed as CEO and Sandler Committee Member or as President, depending on the position to be filled (or, if both such positions are being filled, the first name shall be appointed as CEO and Sandler Committee Member and the second name shall be appointed as President).

             (ii) On the date of this Agreement, PYA GP, PYA LP and the LMS Subsidiaries will execute and deliver the amendment to the Partnership Agreement attached as Exhibit D hereto (the "Partnership Amendment").

            (iii) On the date of this Agreement, the LMS Shareholders shall cause LMS GP to amend its bylaws so as to, among other things, (A) provide that the President of LMS GP need not be a director of LMS GP, (B) create the office of Chief Executive Officer of LMS GP and (C) modify Section 4.2 thereof to reflect the terms of the Employment Agreements.

         8Q.      CERTAIN DELIVERIES AT CLOSING. At Closing, the LMS
Shareholders shall deliver to SLC all existing minute books, stock transfer records, corporate seals and other materials relating to LMS's, LMS GP's and LMS LP's respective corporate administration which are in the possession of the LMS Shareholders or any Affiliate of the LMS Shareholders.

         8R.      ANTIDILUTION PROVISION.

             (i) If SLC, at any time after the date hereof and prior to the Closing, shall subdivide or combine the SLC Common Stock or take a record of holders of SLC Common Stock for the purpose of so subdividing or combining the SLC Common Stock, the number of SLC Shares issuable to the LMS

    Shareholders pursuant to Section 1B shall be proportionately increased or reduced, as the case may be.

             (ii) If SLC, at any time after the date hereof and prior to the Closing, shall (A) pay a dividend in, or make any other distribution to its stockholders of, SLC Common Stock or (B) make a distribution of any other property to the holders of SLC Common Stock as a dividend or by way of return of capital or otherwise (other than regular quarterly dividends, as the same may be increased from time to time), the LMS Shareholders shall be entitled to receive on the Closing Date, in addition to the SLC Shares issuable to the LMS Shareholders pursuant to Section 1B, after giving effect to the provisions of paragraph (i) above, an aggregate number of shares of SLC Common Stock equal to (x) the aggregate number of shares of SLC Common Stock that the LMS Shareholders would have been entitled to receive by reason of such dividend or other distribution described in clause (A) above had the LMS Shareholders been the holders of record of the SLC Shares on the record date for such dividend or other distribution or
    (y) an aggregate number of shares of SLC Common Stock the aggregate Market Price of which is equal to the aggregate fair market value (as determined in good faith by the Board of Directors of SLC) of the property that the LMS Shareholders would have been entitled to receive by reason of such distribution described in clause (B) above had the LMS Shareholders been the holders of record of the SLC Shares on the record date for such distribution.

             (iii) If SLC, at any time prior to the Closing, effects a recapitalization, reorganization or reclassification, or is party to any consolidation or merger, and the failure to adjust the number of shares of SLC Common Stock issuable to the LMS Shareholders pursuant to this Agreement would not fairly protect the rights of the LMS Shareholders to acquire SLC Common Stock under this Agreement in accordance with the essential intent and principle of Section 1B and this Section 8S, then the number of shares of SLC Common Stock issuable to the LMS Shareholders hereunder shall be adjusted in such manner and at such time as the Board of Directors of SLC may in good faith determine to be equitable in the circumstances.

For the purposes of this Section 8R, "Market Price" means, with respect to one share of SLC Common Stock, the average of the closing trading price of SLC Common Stock on the New York Stock Exchange Composite Tape on the 20 trading days ending on the fifth business day prior to the date of determination (such average to be adjusted as appropriate to reflect any stock splits, stock dividends, extraordinary dividends, recapitalizations, reclassifications or other like transactions during such 20 trading days).

         8S.      REGISTRATION OF SLC SHARES.

                  (i) S-4 Registration Statement. The LMS Shareholders may elect by written notice given to SLC no later than December 1, 1994 that SLC prepare and file (in which case SLC will prepare and file), as promptly as practicable following its receipt of all of the information to be provided to it pursuant to the immediately following sentence, with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (the "Registration Statement") covering the issuance of the SLC Shares in the Acquisition. In the case of such election, the LMS Shareholders shall use reasonable best efforts to provide SLC, on or prior to January 2, 1995, with all information concerning the LMS Parties which is required under applicable SEC rules and regulations to be disclosed in the Registration Statement. On and after such date, the LMS Shareholders shall promptly provide SLC with such additional or updated information as is necessary or desirable in connection with the preparation, filing or SEC clearance of the Registration Statement. Each of the LMS Shareholders, on the one hand, and SLC, on the other hand, hereby represents and warrants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. SLC shall use reasonable best efforts to cause the Registration Statement to be declared effective on or prior to the Closing Date, it being understood that the failure of the Registration Statement to be declared effective on or prior to such date because of the LMS Shareholders' failure to provide information to SLC on a timely basis shall not constitute a breach of, or the failure to perform or satisfy, any covenant by SLC. If, notwithstanding SLC's reasonable best efforts, the Registration Statement is not declared effective on or prior to the Closing Date because the LMS Shareholders elected to accelerate the Closing Date under Section 1D, such failure to be declared effective shall not constitute a breach of, or the failure to perform or satisfy, any covenant of SLC. In addition, SLC shall not be required to agree to any amendment, modification or recission of any of the Transaction Documents in connection with the SEC clearance of the Registration Statement. Before filing the Registration Statement or any amendment thereto, SLC will furnish to counsel selected by the LMS Shareholders copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel before any such filing is made, and SLC will comply with any reasonable request by such counsel to make changes in any information contained in such documents relating to LMS or the LMS Shareholders.

             (ii)     Cost and Expenses of Registration.   SLC agrees to bear
    all costs and expenses incurred by it in connection with the Registration Statement, including filing fees, printing expenses, and the fees and disbursements of counsel and of independent public accountants and other experts of SLC. It is expressly acknowledged that the costs and expenses to be borne by SLC shall exclude commissions and expenses, brokerage fees, transfer taxes applicable to the registration and sale of the SLC Shares and the fees and disbursements of counsel to and any accountants or other experts for LMS or the LMS Shareholders.

         8T.      LISTING OF SLC SHARES.  SLC will use commercially reasonable efforts to cause the SLC Shares to be issued pursuant to this Agreement to be listed for trading on the New York Stock Exchange prior to the Closing Date.

         8U.      TAX RESPONSIBILITY.

             (i) The LMS Shareholders shall file, or cause to be filed, on or before the Closing Date all tax returns relating to the business or assets of LMS and the LMS Subsidiaries required to be filed on or before the Closing Date.

             (ii) SLC shall file, or cause to be filed, all tax returns relating to the business or assets of LMS and the LMS Subsidiaries required to be filed after the Closing Date. With respect to any tax return described in the preceding sentence which relates to a period ending before or including the Closing Date (a "Straddle Return"), SLC shall provide the LMS Shareholders with a copy of such return in draft form (a "Draft Return") and a statement certifying the amount of tax shown on such return for which the LMS Shareholders are responsible pursuant to Section 6B, together with appropriate supporting information and schedules, at least 30 business days prior to the due date for the filing of such return. The LMS Shareholders shall have the right at their own expense to review all Draft Returns and any work papers and procedures used to prepare such returns. The LMS Shareholders, within 15 business days after delivery to them of a Draft Return, shall notify SLC in writing of any revisions to such return (which revisions shall relate principally to the determination of the amount of tax (i) shown on such return for which the LMS Shareholders would be responsible pursuant to Section 6B or (ii) for which the LMS Shareholders are responsible directly as a result of the transactions contemplated by this Agreement including, without limitation, the Disposition) proposed by the LMS Shareholders. The Straddle Returns shall incorporate the revision or revisions to the Draft Returns requested by the LMS Shareholders unless SLC believes, in good faith, that such revision or revisions are not permitted by law; provided that the Straddle Returns shall incorporate such revision or revisions in any event if the LMS Shareholders shall have provided an opinion of Debevoise & Plimpton or other law firm of national standing to the effect that there is a reasonable basis for such revision or revisions and shall have agreed in writing to indemnify SLC against any tax-related Losses resulting from such revision or revisions.

            (iii) SLC and the LMS Shareholders shall cooperate, and SLC shall cause LMS and the LMS Subsidiaries to cooperate with the LMS Shareholders, with respect to the preparation and filing of any tax return for which the other is responsible pursuant to this Section 8U as described in Section 5. SLC shall notify the LMS Shareholders in writing within ten business days from its receipt of notice of any pending or threatened tax audits or assessments of LMS or either of the LMS Subsidiaries that may affect the tax liabilities of the LMS Shareholders for taxable periods ending on or prior to or including the Closing Date. Except as provided in Section 6D(iii), the LMS Shareholders shall have the right to represent the interests of LMS and the Subsidiaries in any tax audit or administrative or court proceeding to the extent relating to (A) taxes for which the LMS Shareholders are responsible pursuant to Section 6B or (B) taxes for which the LMS Shareholders may be liable in their capacity as shareholders of LMS, and to employ counsel of their choice at their expense, provided that the LMS Shareholders shall give notice to SLC with respect to any issue relating to such audit or proceeding that could have a material adverse effect on SLC, LMS or its Subsidiaries, with respect to which issue the LMS Shareholders and SLC, each at its own expense, shall jointly have the right to represent the interests of LMS and its Subsidiaries. SLC and the LMS Shareholders shall cooperate, and SLC shall cause LMS and its Subsidiaries to cooperate with the LMS Shareholders, with respect to any tax audit or administrative or court proceeding relating to taxes referred to in this paragraph (iii) as described in Section 5. Such cooperation shall include providing all relevant information available to the LMS Shareholders or SLC (through LMS or otherwise), as the case may be, with respect to any such audit or proceeding and making personnel available at and for reasonable times, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

             (iv) Any failure by SLC or the LMS Shareholders to provide the notices or other materials contemplated in this Section 8U will not relieve the other Party from any obligations under this Agreement, except to the extent that such failure actually harms such other Party.

         8V.      CONDUCT OF BUSINESS ON CLOSING DATE.  Notwithstanding any
other provision of this Agreement, SLC shall be responsible for, and the LMS Shareholders shall not bear, and shall be saved and held harmless by SLC from and against any taxes (including interest, penalties and additions thereto) that arise due to the failure, following the Closing, of SLC to cause LMS and the LMS Subsidiaries to carry out their business on the Closing Date in the ordinary course and in substantially the same manner as heretofore conducted.

         8W.      BENEFIT PLANS.  Prior to the Closing, the Partnership shall, and the Parties shall cause the Partnership to, (i) adopt an amendment to the five Consolidated Foodservice Companies Limited Partnership Retirement and Disability Plans (one plan for each division) in the form attached hereto as Exhibit E, and (ii) forward a notice of such amendments (which notice shall be prepared by the LMS Shareholders) to each Person set forth on a list of plan participants prepared by the LMS Shareholders and provided to the Partnership. Steven B. Sandler and Arthur B. Sandler jointly and severally represent and warrant to SLC that the actions described in the preceding sentence (A) will comply with all Legal Requirements including, without limitation, the Employee Retirement Income Security Act of 1974, as amended and (B) will not subject the Partnership to any liability or obligation (under any Legal Requirement or otherwise) except obligations to make distributions to participants upon termination of employment under such amendments.

         8X.      NO IMPAIRMENT OF CURRENT INDEMNIFICATION RIGHTS.  Following
the date hereof, Arthur Sandler and Steven Sandler and each other Person entitled to indemnification pursuant to Section 6.11 of the Partnership Agreement as such section is in effect on the date of this Agreement shall retain their rights pursuant to Section 6.11 of the Partnership Agreement as such section is in effect on the date of this Agreement.


SECTION 9.  DEFINITIONS.

         9A.      ADDITIONAL DEFINED TERMS.  For the purposes of this
Agreement, the following terms have the meanings set forth below:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Securities Exchange Act.

         "Affiliate Agreement" means any contract, agreement or arrangement between LMS, the LMS Subsidiaries or the Partnership, on the one hand, and the LMS Shareholders or any Affiliate of any of the LMS Shareholders (other than LMS, the LMS Subsidiaries or the Partnership), on the other hand.

         "Business" means the business of the Partnership as of the date of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contribution Agreement" means the Capital Contribution Agreement, dated as of July 25, 1989, by and among PYA, FFI, PYA GP, PYA LP, LMS, LMS GP, LMS LP, SLC and the Partnership.

         "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, or radiation.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Government Entity" means the United States of America or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HSR Date" means the date on which the waiting period under the HSR Act for the transactions contemplated hereby expires (which expiration is scheduled to occur on October 12, 1994).

         "Leases" means (i) the Indenture of Lease made as of August 5, 1989 between LMS and the Partnership covering the premises as shown on Exhibit F hereto, (ii) the Indenture of Lease made as of January 1, 1993 between LMS and the Partnership covering the premises as shown on Exhibit G hereto, and (iii) the lease covering the warehouse and office facilities located at 900-910 Cooke Avenue, Norfolk, Virginia.

         "Legal Requirement" means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental and Safety Requirement.

         "Lien" means any mortgage, pledge, security interest, encumbrance, charge, lien, restriction or adverse claim (other than restrictions on transfer imposed by applicable securities laws).

         "Loss" means, with respect to any Person, any diminution in value, consequential or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Government Entity) against or affecting such Person and including the investigation, defense or settlement of any of the foregoing, together with interest thereon from the date on which the Loss to which the claim relates is suffered through and including the date on which the total amount of the claim, including such interest, is recovered or recouped pursuant to Section 6 above.

         "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Consolidated Foodservice Companies Limited Partnership, dated as of August 5, 1989, by and among LMS GP, LMS LP, PYA GP and PYA LP, as amended.

         "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "SLC Affiliated Group" means SLC's affiliated group within the meaning of section 1504 of the Code.

         "Tax Distribution Amount" means an amount such that the pro rata portion thereof distributed to LMS GP and LMS LP will be sufficient to reimburse such corporations for any payments (by such corporations or by LMS on their behalf) of taxes (including estimated taxes) attributable to their distributive shares of the taxable income of the Partnership (including, for this purpose, taxes paid in respect of such income by a consolidated, combined or unitary group of which any such partner is a member) for any period beginning on or after July 1, 1994.

         "Transaction Documents" means this Agreement, the Consulting Agreements, the Employment Agreements, the Partnership Amendment and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party pursuant to or in connection with any of the foregoing.

         9B.      OTHER DEFINITIONAL PROVISIONS.

             (i) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of any accounting term that is expressly defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

             (ii) "Hereof," etc. The "hereof," "herein" and "hereunder" and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.

            (iii) Number and Gender. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

            (iv) Including. Whenever the term "including" (whether or not that term is followed by the phrase "but not limited to" or "without limitation" or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

            (v) Successor Laws. Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.


SECTION 10.  OTHER AGREEMENTS.

         10A.       TERMINATION.  This Agreement may be terminated:

             (i) at any time prior to the Closing by agreement of SLC and the LMS Shareholders,

             (ii) by SLC, at any time after September 30, 1995, if the Closing shall not have occurred by reason of the failure of any condition precedent under paragraphs (ii) or (iv) of Section 7A hereof (unless the failure results primarily from an SLC Party itself breaching any representation, warranty, or covenant contained in this Agreement),

            (iii) by SLC, at any time after December 31, 1995, if the Closing shall not have occurred by reason of the failure of any condition precedent under paragraphs (i) or (iii) of Section 7A hereof (unless the failure results primarily from an SLC Party itself breaching any representation, warranty, or covenant contained in this Agreement),

            (iv) by the LMS Shareholders, at any time after December 31, 1995, if the Closing shall not have occurred by reason of the failure of any condition precedent under Section 7B hereof (unless the failure results primarily from an LMS Party itself breaching any representation, warranty, or covenant contained in this Agreement).

Any termination of this Agreement pursuant to clause 10A(ii), (iii) or (iv) will effected by written notice from the terminating Party to the others. Any termination of this Agreement will not terminate the liability of any Party for any breach or default of any representation, warranty, covenant or other agreement set forth in any Transaction Document which exists at the time of such termination.

         10B.     REMEDIES.  No failure to exercise, and no delay in
exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

         10C.     CONSENT TO AMENDMENTS.  No amendment, modification or
supplement of this Agreement will be binding upon any Party unless such amendment, modification or supplement is set forth in writing and is executed by such Party. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any Party. In the event that the Proceedings condition contained in Sections 7A(i) and 7B(i) or the HSR Act condition contained in Sections 7A(iii) and 7B(ii) are not satisfied, both SLC and the LMS Shareholders must waive the unsatisfied condition in order for the Closing to occur. In the event that the Consents condition contained in Section 7A(ii) or the Disposition condition contained in Section 7(a)(iv) is not satisfied, SLC shall have the unilateral right to waive the unsatisfied condition and, if SLC does so, then the LMS Shareholders shall be obligated to close.

         10D.     SUCCESSORS AND ASSIGNS.  Except as otherwise expressly
provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties will bind and inure to the benefit of the respective successors and assigns of the Parties and their heirs and legal representatives, whether so expressed or not, except that neither this Agreement or any of the rights, interests or obligations hereunder may be assigned by SLC or the LMS Shareholders without the other's prior written consent. Notwithstanding the foregoing, any LMS Shareholder (the "LMS Transferor") may transfer any LMS Shares or any SLC Shares acquired hereunder
(a) by will or under the laws of descent and distribution upon the death of LMS Transferor, or (b) to any "Permitted Transferee" (as defined below) and any such transferee shall be deemed to have been assigned the LMS Transferor's rights and interests hereunder and to have assumed and become liable for the LMS Transferor's liabilities and obligations hereunder; provided that in any event, the LMS Transferor shall remain directly liable for all liabilities and obligations hereunder. For the purposes of this Section 10D, the term "Permitted Transferee" shall mean, with respect to an LMS Shareholder, (i) any "affiliate" (as such term is defined in Rule 12b-2 of the Securities Exchange
Act) of such LMS Shareholder; (ii) his or her spouse and his or her descendants and ancestors, and their respective spouses; (iii) any organization that is described under Section 501(c) of the Internal Revenue Code of 1986, as amended, or any comparable provision under any successor statute; and (iv) a trust the beneficiaries of which include only the LMS Shareholders and Permitted Transferees under the cause (i), (i) or (iii) above, provided that during the period any such trust owns any LMS Shares or SLC Shares, no person other than any LMS Shareholder and such Permitted Transferees may become beneficiaries thereof; or (v) a corporation, partnership or other entity (that is not a Permitted Transferee under clause (i) above) at least 80% of the voting power and equity of which is owned by Permitted Transferees under clause
(i), (ii) or (iii) above, provided that
during the period any such entity owns any LMS Shares or SLC Shares, such entity shall continue to be at least 80% owned by such Permitted Transferees.

         10E.     GOVERNING LAW.  This Agreement will be governed by and
construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.
In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

         10F.     CONSENT TO JURISDICTION.  Any proceeding relating to this
Agreement shall be brought in a state court of Delaware. Each party hereto hereby (i) consents to personal jurisdiction in any such action brought in any such Delaware court, (ii) consents to service of process made upon such party in accordance with the notice provisions of Section 10G and (iii) waives any objection to venue in any such Delaware court or to any claim that any such Delaware court is an inconvenient forum.

         10G.     NOTICES.  All demands, notices, communications and reports provided for in this Agreement will be in writing and will be either personally delivered, sent by telefax or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 10G.

    If to Steven B. Sandler or Arthur B. Sandler:

             Steven B. Sandler or
              Arthur B Sandler
             448 Viking Drive
             Virginia Beach, Virginia  23452

    with a copy, which will not constitute notice to the Sandlers, to:

             Friedman & Kaplan
             875 Third Avenue
             New York, New York  10022
             Attn:  Gary D. Friedman, Esq.
             Telefax:  (212) 355-6401

    If to Sheri C. Sandler:

             Sheri C. Sandler
             151 Central Park West
             Apt. 6N
             New York, New York  10023
    with a copy, which will not constitute notice to Sheri C. Sandler, to:

             Herbert J. Goodfriend, Esq.
             Phillips, Nizer, Benjamin, Krim & Ballon
             31 West 52nd Street
             New York, New York  10019-6167
             Telefax:  (212) 262-5152

    If to SLC:

             Sara Lee Corporation
             Three First National Plaza
             Chicago, Illinois  60602
             Attn:  General Counsel
             Telefax:  (312) 558-8687

    with a copy, which will not constitute notice to SLC, to:

             Kirkland & Ellis
             200 East Randolph Drive
             Chicago, IL  60601
             Attn:Keith S. Crow, Esq.
                  Sanford E. Perl, Esq.
             Telefax: 312-861-2200

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally or by telefax, or on the business day after deposit with a reputable overnight courier service, as the case may be.

         10H.     SEVERABILITY OF PROVISIONS.  If any covenant, agreement,
provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement; provided that the Parties will negotiate in good faith with respect to an alternative provision that will effectuate the intent of the invalidated covenant, agreement or provision.

         10I.     SCHEDULES AND EXHIBITS.  The Schedules and Exhibits
constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

         10J.     COUNTERPARTS.  The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

         10K.     SPECIFIC PERFORMANCE.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled, at law or in equity.

         10L.     SPECIAL REMEDIES.  In addition to and without limiting any other remedy to which any of the Parties may be entitled, whether at law or in equity (including without limitation the specific performance contemplated by Section 10K above):

             (i) If a Sandler Default (as defined in the Partnership Amendment) occurs, (A) all of SLC's attorneys' fees and expenses and all amounts paid or incurred by SLC or any of its Affiliates in connection with any legal action to enforce the provisions of this Agreement shall be paid (on a joint and several basis) by the LMS Shareholders, (B) SLC shall not be obligated to enter into the Consulting Agreements or make the Consulting and Noncompetition Payments (as defined in the Consulting Agreements) regardless of whether or not SLC ultimately acquires the LMS Shares or otherwise directly or indirectly acquires the Partnership interests currently held by LMS GP and LMS LP, and (C) notwithstanding any provision of the Partnership Agreement or the Contribution Agreement to the contrary, until such time as there has been a final non-appealable adjudication of claims between the Parties as to whether a Sandler Default exists, neither the LMS Shareholders nor LMS nor LMS GP nor LMS LP shall be permitted to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in the Partnership, the LMS Subsidiaries or LMS without the prior written consent of SLC (except transfers of LMS Shares permitted under Section 10D hereof). In addition, if a Sandler Default occurs and SLC subsequently acquires the LMS Shares or otherwise directly or indirectly acquires the Partnership interests currently held by LMS GP and LMS LP, the LMS Shareholders shall not be entitled to receive or otherwise be compensated for any dividends which have been declared or paid on the SLC Common Stock during the period between May 15, 1995 and the date on which such acquisition actually occurs.

              (ii) If an SLC Default occurs, all of the LMS Shareholders' attorneys' fees and expenses and all amounts paid or incurred by the LMS Shareholders or any of their Affiliates in connection with any legal action to enforce the provisions of this Agreement shall be paid by SLC; and, in addition, if an SLC Default occurs and SLC subsequently acquires the LMS Shares or otherwise directly or indirectly acquires the Partnership interests currently held by LMS GP and LMS LP, the LMS Shareholders shall be entitled to receive the amount of any and all dividends which have been declared or paid on the SLC Common Stock during the period between May 15, 1995 and the date on which such acquisition actually occurs. Any amounts payable pursuant to the preceding sentence shall be payable in shares of SLC Common Stock valued at the time of payment in accordance with the "Market Price" definition in Section 8R. An "SLC Default" will occur if the Closing does not occur on or prior to May 15, 1995 notwithstanding the fact that (1) all of the conditions contained in Section 7A have been satisfied on or prior to such date and (2) the representations and warranties of the LMS Parties are true and correct in all material respects on such date, the LMS Parties have complied in all material respects with all of their pre-Closing covenants and agreements contained herein and the LMS Parties are ready, willing and able to consummate the Closing on such date.

         10M.     NO IMPACT ON OTHER CLAIMS.

             (i) Neither this Agreement nor the consummation of the transactions contemplated hereby shall in any way (except as otherwise provided in Section 8X) extinguish or limit the rights of PYA GP or PYA LP (or the Partnership) to pursue any claims, actions or causes of action that they may have against Arthur Sandler or Steven Sandler, whether in their capacities as officers or members of the Management Committee of the Partnership, officers or directors of LMS GP or LMS LP, stockholders of LMS or otherwise. In addition, Arthur Sandler and Steven Sandler agree that (except as otherwise provided in Section 8X), in addition to any other claims, actions or causes of action that PYA GP or PYA LP (or the Partnership) may have against them personally, PYA GP and PYA LP (and the Partnership) shall be entitled to assert against Arthur Sandler and Steven Sandler personally any claims, actions or causes of action that they may have against LMS relating to the Partnership or the formation, ownership, management or affairs of the Partnership resulting from, arising out of or caused directly or indirectly by facts, conditions or circumstances existing prior to the Closing (and which PYA GP or PYA LP (or the Partnership) would have been entitled to assert if this Agreement had not been in effect and SLC had not acquired LMS) and PYA GP and PYA LP (and the Partnership) agree that Arthur Sandler and Steven Sandler may assert any defenses or counterclaims that would have been available to LMS in connection therewith; provided that Arthur Sandler and Steven Sandler shall not be liable pursuant to this Section 10M for any such claims, actions or causes of action against LMS in an aggregate amount in excess of the net worth (on a fair market value basis) of LMS immediately prior to the Disposition.

             (ii) Neither this Agreement nor the consummation of the transactions contemplated hereby shall in any way extinguish or limit the rights of Arthur Sandler or Steven Sandler to pursue any claims, actions or causes of action that they may have against PYA GP or PYA LP.

            (iii) Neither this Agreement nor the consummation of the transactions contemplated hereby shall in any way extinguish or limit the rights of the SLC Parties or the Partnership to challenge, dispute or otherwise question the enforceability of the Leases (including, without limitation, on the basis that such Leases were not approved in accordance with the terms of the Partnership Agreement).

         10N.     NO THIRD-PARTY BENEFICIARIES.  Except as otherwise expressly provided in this Agreement, no Person which is not a Party will have any right or obligation pursuant to this Agreement.

         10O.     HEADINGS.  The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

         10P.     MERGER AND INTEGRATION.  Except as otherwise provided in this
Agreement, this Agreement sets forth the entire understanding of the Parties relating to the Acquisition and the other transactions contemplated by this Agreement, and all prior understandings relating to the subject matter hereof, whether written or oral are superseded by this Agreement, and all prior understandings related to the subject matter hereof, including the letter of intent dated August 25, 1994, are hereby terminated.

                           *     *     *     *     *

         IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Reorganization as of the date first written above.

                                                            SARA LEE CORPORATION


                                             By:  /s/ Mark McCarville
                                                  -----------------------------
                                             Its:
                                                  -----------------------------


                                             PYA/MONARCH, INC.

                                             By:  /s/ Ann E. Ziegler
                                                  -----------------------------

                                             Its:
                                                  -----------------------------


                                             FRIGID FREEZE FOODS, INC.

                                             By:  /s/ Ann E. Ziegler
                                                  -----------------------------

                                             Its:
                                                  -----------------------------



                                             PYA GENERAL PARTNER CORP.

                                             By:  /s/ Ann E. Ziegler
                                                  -----------------------------

                                             Its:
                                                  -----------------------------



                                             PYA LIMITED PARTNER CORP.

                                             By: /s/ Ann E. Ziegler
                                                 ------------------------------

                                             Its:
                                                  -----------------------------

     [CONTINUATION OF AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]




                                             /s/ Steven B. Sandler
                                             --------------------------
                                             STEVEN B. SANDLER


                                             /s/ Arthur B. Sandler
                                             --------------------------
                                             ARTHUR B. SANDLER


                                             /s/ Sheri C. Sandler
                                             --------------------------
                                             SHERI C. SANDLER


                                             L.M. SANDLER & SONS, INCORPORATED

                                             By:  /s/ Steven B. Sandler
                                                -----------------------
                                             Its: President
                                                 ----------------------

                                             SANDLER LIMITED PARTNER CORP.

                                             By:  /s/ Steven B. Sandler
                                                -----------------------
                                             Its: Secretary/Treasurer
                                                 ----------------------

                                             SANDLER GENERAL PARTNER CORP.

                                             By:  /s/ Steven B. Sandler
                                                -----------------------
                                             Its: Secretary/Treasurer
                                                 ----------------------

                                             CONSOLIDATED FOODSERVICE COMPANIES
                                             LIMITED PARTNERSHIP

                                             By:  /s/ Steven B. Sandler
                                                -----------------------
                                             Its: Chairman
                                                -----------------------

        The exhibits and schedules referenced in the foregoing Agreement and Plan of Reorganization (the "Agreement"), which are identified on page (iii) of the Agreement, have not been included in accordance with paragraph (b)(2) of
Item 601 of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.